Exhibit 10.1

Mr. Brian L. Tucker
440 Santa Monica Pl
Corpus Christi, TX 78411

Dear Brian,

On behalf of Pioneer Drilling Company and its Subsidiaries (collectively, “Pioneer” or the “Company”), I am very pleased to offer you this opportunity to join the Pioneer team. I have described below the general terms of your employment upon which I believe we have agreed.

Position:	Senior Vice President Drilling Services

Base Salary:	$280,000

Cash Bonus:
Sign on bonus of $50,000 paid on the first paycheck following your start date. In addition, you will receive a deferred cash bonus of $175,000 paid as follows: $58,333 paid on the first paycheck following 12 months of employment; $58,333 paid following 24 months of employment; and the final $58,334 paid following 36 months of employment. All cash bonus payments are subject to federal, state and local taxes and other withholdings as required by law or the policies of the Company. Your acceptance of the each cash bonus payment shall constitute your agreement to repay the portion of the bonus paid within the prior 12 months should you voluntarily resign or be terminated for cause.

Annual Incentive:
You will be eligible to participate in the Company’s annual incentive compensation plan with a current target bonus of 50% of base salary and a current maximum bonus of 100% of base salary. The bonus will be pro-rated during the first year of participation and is subject to attainment of certain goals set by the Company and compensation committee.

Initial Equity:
On or about your employment date, you will be awarded a grant of 30,000 shares of restricted stock units, subject to the approval of such grant by the Compensation Committee. The restricted share units will be subject to vesting restrictions and other customary terms and conditions of Pioneer Drilling Company’s equity award programs.

On or about your employment date, you will be granted options to purchase 55,000 shares of Pioneer Drilling Company common stock at the closing price on the day of such grant, subject to the approval of such option grant by the Compensation Committee. The options will be subject to vesting restrictions and other customary terms and conditions of Pioneer Drilling Company’s option grants.

LTI Compensation:	You will be eligible to participate in the Company’s long-term incentive plan as a Level III employee (as defined by the Compensation Committee). For fiscal year ending 12/31/12, the annual long term incentive award was based on a LTI multiple of .85 times base salary (85%).

Vehicle Allowance:	The position is eligible for a vehicle allowance of $1,200 per month and a fuel purchase card subject to the company’s vehicle allowance policy which is included for your review and signature.

Relocation:	You will be eligible for relocation from Corpus Christi to San Antonio under the Homeowner Relocation Plan, a copy of which is provided with this offer.

Benefits:
You will be eligible to participate in the Company’s health, life, dental, disability insurance and other benefits as supplied per Company policy. In addition, you will be eligible for three weeks of vacation per year.

This is not a contract for employment or an offer to enter into such a contract. Your employment with the Company will be “at-will” and nothing herein or in any compensation or other arrangement referred to herein shall change your status as an at-will employee.

The offer of employment is contingent upon you passing a mandatory drug test to include a urinalysis and hair follicle test. In addition, the Company may conduct a background check or request a credit report; however, prior to obtaining a credit report or conducting a background check, the Company will provide you with separate written notice and acknowledgement.

As an employee of the Company, you will be expected to abide by the Company’s policies, rules, and regulations. You will need to acknowledge that you have read the Company’s Employee Handbook by signing the last page of the handbook and returning it to the Company. Further, this offer of employment is contingent upon your review of and agreement to the Company’s arbitration agreement.

This offer of employment is contingent upon your agreement to keep the terms of this agreement regarding salary and benefits confidential and to not disclose such terms to any other person, including other employees of the Company; provided, however, that you may discuss such terms with your immediate family and any legal, tax, or accounting specialists who will provide you with individual legal, tax, or accounting advice. Further, this offer is contingent upon your review of and agreement to the Company’s Confidentiality Policy, which will be provided to you on your first day of employment.

As you may know, policies, procedures, and benefits are subject to change within any organization, and if they occur, they will apply to you in the same manner as other employees similarly situated.

Acceptance: This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements whether oral or written. To accept this offer of employment, please sign the acknowledgement by no later than Monday May 7th, 2012.

We are pleased to offer you a position within our Company and look forward to working with you.

Sincerely,

/s/ Wm. Stacy Locke
Wm. Stacy Locke
President and CEO

Acknowledgment:

I have read and accept this employment offer subject to the terms and conditions set forth herein and hereby grant my permission to the Company to conduct a drug test as a contingency of my employment by Pioneer Drilling Company. I acknowledge and agree that certain additional agreements related to Company policy will be required as part of my employment.

/s/ Brian L. Tucker 5/13/2012
Signature                         Date